Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AIRBNB, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Airbnb, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Airbnb, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 27, 2008 under the name Airbed & Breakfast, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Airbnb, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is the Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors in accordance with Section 141 of the General Corporation Law. The Corporation shall be managed with the goal of considering the interests of the Corporation’s stakeholders for the long-term benefit of the Corporation.

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 4,746,000,000 comprised of (i) 4,736,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which (a) 2,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (b) 710,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), (c) 2,000,000,000 shares shall be a series designated as Class C Common Stock (the “Class C Common Stock”), and (d) 26,000,000 shares shall be a series designated as Class H Common Stock (the “Class H Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the Corporation. All references in this Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) to a “certificate” or “certificates” representing shares of the Corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

A.	COMMON STOCK

The Common Stock shall have such terms, rights, powers and privileges, and the qualifications, limitations and restrictions with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of any series of Preferred Stock outstanding at any time.

2. Voting.

2.1 Except as required by law, each share of Class A Common Stock shall entitle the holder to one (l) vote for each share of Class A Common Stock held, each share of Class B Common Stock shall entitle the holder to twenty (20) votes for each share of Class B Common Stock held, each share of Class C Common Stock shall entitle the holder to no votes for each share of Class C Common Stock held, and each share of Class H Common Stock shall entitle the holder to no votes for each share of Class H Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval.

2.2 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.3 Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

3. Conversion.

3.1 Conversion of Class B Common Stock.

3.1.1 Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock.

3.1.2 Automatic Conversion. Upon the earlier of (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock at the time of such vote or consent, voting as a separate series, and (b) 5:00 p.m. New York City time on the twenty (20) year anniversary of the closing (the “Effective Time”) of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the earlier such date, the “Class B Mandatory Conversion Time”), each outstanding share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

3.1.3 Conversion Upon Death or Disability. Each outstanding share of Class B Common Stock held by a Founder (as defined in Section 3.1.4) (or by any of such Founder’s Affiliates (as defined in Section 3.1.4)) shall automatically convert into one (1) share of Class A Common Stock at 5:00 p.m. New York City time on the nine (9) month anniversary of the death or Disability of such Founder.

“Disability” shall mean permanent and total disability such that the natural person who is the holder of shares of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person who is the holder of shares of Class B Common Stock has suffered a Disability, no Disability of the natural person who is the holder of shares of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

3.1.4 Transfers to Non-Affiliates. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer (as defined below) of such share by the holder of such Class B Common Stock as of immediately prior to the Effective Time (or in the case of any share of Class B Common Stock issued following the Effective Time, by the holder of such Class B Common Stock as of the time of original issuance of such share) (any such holder, the “Operative Holder”) or by any of such Operative Holder’s Permitted Transferees (as defined below) to a natural person or entity other than (A) the holder of such share of Class B Common Stock on the date of initial issuance of such share by the Corporation (any such holder, the “Initial Holder”), (B) an Affiliate of such Initial Holder (each of (A) and (B), a “Permitted Transferee” of such Operative Holder) or (C) the Operative Holder; provided, however, that, with the prior consent of each of the three Founders, any Transfer by a Founder (or such Founder’s Affiliates) to one or more of the other Founders (or any such Founder’s Affiliates) shall not result in the automatic conversion of such Founder’s (or such Founder’s Affiliates’) shares of Class B Common Stock; provided further that following the death or Disability of any Founder, such Founder’s consent shall not be required for these purposes.

“Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any beneficial interest in such share or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock beneficially held by an Operative Holder (or by any of such Operative Holder’s Permitted Transferees) if there is a transaction or other event such that the Operative Holder (or such Operative Holder’s Permitted Transferees, as the case may be) no longer retains sole dispositive power (as among the Operative Holder of such share of Class B Common Stock and such Operative Holder’s Permitted Transferees) and exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise, in each case with respect to such share of Class B Common Stock. Notwithstanding the foregoing none of the following shall be considered a Transfer:

(A) the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Restated Certificate of Incorporation;

(B) the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

(C) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

(D) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;

(E) (i) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) to which the Founders and/or the Founders’ Affiliates are a party and of which the Corporation is aware as of the Effective Time or (ii) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) between or among the Founders and/or the Founders’ Affiliates (with respect to clauses (i) and (ii), in the case of Founders’ Affiliates, so long as, as between the Founder and the Founder’s Affiliates, the Founder continues to hold exclusive voting control with respect to the applicable shares of Class B Common Stock);

(F) the granting of a proxy by the Founder or the Founder’s Affiliates to a natural person or entity designated by the Founder or the Founder’s Affiliates and approved, in advance, by a majority of the Independent Directors then in office to exercise dispositive power and/or voting control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder or the Founder’s Affiliates; and

(G) the entry into any legally binding contract or other arrangement providing for the Transfer of any share of Class B Common Stock during the period between (i) the entry into such contract or other arrangement and (ii) the settlement of such Transfer; provided that (x) such settlement period not exceed 180 days (or such longer period approved by the Independent Directors) and (y) the settlement of such Transfer, if such settlement occurs, occurs within such 180-day settlement period (or such longer period as may be approved by the Independent Directors).

“Affiliate” shall mean, (i) in the case of a holder who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (A) (I) such natural person and (II) any spouse, registered domestic partner, descendant (including any adopted descendant), parent, parent of the spouse or domestic partner of such natural person or any lineal descendants of any of the foregoing (including any adopted descendant) (each a “Family Member” and, more than one such Family Member, “Family Members”), (B) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (I) such natural person or any one or more Family Members of such natural person or (II) any trust contemplated by clause (C), (C) any trust of which such natural person and/or any one or more Family Members of such natural person and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code are current beneficiaries, (D) an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of such natural person, any one or more Family Members of such natural person, or any natural person, entity, or trust referred to in clause (B) or (C), or (E) an organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code so long as the transfer, assignment, sale or other disposition to such organization does not involve any payment of cash, securities, property or other consideration to such natural person; provided that, in the case of each of clauses (A), (B), (C), (D) and (E), such natural person holds exclusive voting control with respect to such shares of Class B common stock; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder; and (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

“Founder” shall mean any of Brian Chesky, Nathan Blecharczyk and Joseph Gebbia, each as a natural living person, and “Founders” shall mean all of them.

“Independent Directors” means members of the Board of Directors that are not a Founder or an officer or other employee of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation).

3.1.5 Mechanics of Conversion. In the event of an optional conversion pursuant to Section 3.1.1, before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section 3.1.2, Section 3.1.3 or Section 3.1.4, such conversion shall be deemed to have been made (i) in the case of Section 3.1.2, at the Class B Mandatory Conversion Time, (ii) in the case of Section 3.1.3, at 5:00 p.m. New York City time on the nine (9) month anniversary of the of death or Disability of the applicable Founder, or (iii) in the case of Section 3.1.4, on the applicable date of Transfer, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Section 3.1.1, Section 3.1.2, Section 3.1.3 or Section 3.1.4 shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.1.6 Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. In addition, the Corporation may, from time to time, require that any Founder furnish affidavits or other proof to the Corporation as it deems reasonably necessary to verify such Founder’s (or such Founder’s Affiliates’) ownership of shares of Class B Common Stock, including as of the Effective Time. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee) may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Corporation (in the manner and time frame provided in the request) to enable the Corporation to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Section 3.1 has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Article Third shall be conclusive.

3.1.7 No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable in respect of Rights outstanding immediately prior to the Effective Time, a dividend payable in accordance with Section 6 of Article Fourth, or a reclassification, subdivision or combination in accordance with Section 8 of Article Fourth, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock.

“Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.

3.2 Conversion of Class H Common Stock.

3.2.1 Automatic Conversion. Upon the transfer, assignment, sale or other disposition of Class H Common Stock to a person that is not a Subsidiary (as defined below) of the Corporation, each share of Class H Common Stock so transferred, assigned, sold or otherwise disposed of shall automatically convert into one (1) share of Class A Common Stock. A “Subsidiary” of any person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding capital stock then empowered to vote generally for the election of directors (or persons performing similar functions) of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof, or (ii) any other person (other than a corporation) in which such person, or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

3.2.2 Mechanics of Conversion. Upon the occurrence of an automatic conversion of the Class H Common Stock pursuant to Section 3.2.1, such conversion shall be deemed to have been made on the applicable date of Transfer of the Class H Common Stock, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class H Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class H Common Stock converted pursuant to Section 3.2.1 shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class H Common Stock accordingly.

4. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Part A of Article Fourth to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

5. Redemption. The Common Stock is not redeemable at the option of the holder thereof and the Corporation shall have no obligation to redeem the Common Stock; provided, however, that the Corporation may at any time or from time to time redeem out of funds legally available therefor, at a redemption price per share equal to the par value of the share of Class H Common Stock being redeemed, any outstanding share of Class H Common Stock on the terms and conditions set forth in the notice of redemption delivered to the holder of Class H Common Stock by the Corporation.

6. Dividends. Subject to the rights, powers and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of each series of Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to shares of any other series of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of a series of Common Stock that differs from the series of Common Stock held by any holder or rights to acquire a series of Common Stock that differs from a series of Common Stock held by any holder, as applicable, such holder shall receive the series of Common Stock or rights to acquire the series of Common Stock corresponding to the series of Common Stock held by such holder, as the case may be.

7. Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of each series of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

8. Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class H Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock, Class B Common Stock, Class C Common Stock and Class H Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B Common Stock, (iii) the holders of a majority of the outstanding Class C Common Stock, and (iv) the holders of a majority of the outstanding Class H Common Stock, each of (i) through (iv) voting as separate series.

9. Treatment in a Merger. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class H Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and Class H Common Stock differ as described in this Article Fourth, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class H Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

10. Equal Status. Except as expressly provided in this Article Fourth, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class H Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

1. Powers of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Restated Certificate of Incorporation or the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Classification of the Board. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Time, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Time and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Effective Time, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class, in accordance with Section 5 of Article Fifth, shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this Section 2 of Article Fifth, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal.

3. Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors.

4. Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

5. Vacancies and Newly Created Directorships. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation, disqualification, retirement, or removal.

6. Bylaws. Subject to any additional vote required by this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Corporation’s Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock outstanding at any time), such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-third percent (66-2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws shall so provide.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

SEVENTH: Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by (i) an officer of the Corporation pursuant to a resolution adopted by a majority of the Board of Directors then in office or (ii) the Chairperson of the Board of Directors.

EIGHTH: Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, from and after the Voting Threshold Date, (a) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (b) no action shall be taken by the stockholders of the corporation by written consent. “Voting Threshold Date” shall mean shall mean 5:00 p.m. New York City time on the first day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than 50 percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: In addition to any other considerations which the Board of Directors, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of the Corporation, the Board of Directors, any committee thereof or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of the Corporation, taking into account and considering, as deemed appropriate, the effects of such action on the Corporation’s (a) stockholders and (b) other stakeholders, including hosts, guests, communities, and employees, in the case of (b), as may be identified or revised by the Board of Directors from time to time.

Nothing in this Article Eleventh, elsewhere in this Restated Certificate of Incorporation or in any other governing document, policy or guideline adopted by the Corporation from time to time, shall (a) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (b) other than as vested in the Corporation’s stockholders to the extent provided under applicable law, be construed as creating any rights against any director of the Corporation or the Corporation. This Article Eleventh shall be deemed to grant discretionary authority only, to the extent consistent with and permitted by law, and shall not be deemed to confer third-party beneficiary status on any person or entity.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Restated Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors of the Corporation, as are required by law or by this Restated Certificate of Incorporation, (A) the affirmative vote of the holders of sixty-six and two-third percent (66-2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, (i) Article Fifth, (ii) Article Seventh, (iii) Article Eighth or (iv) this clause (A) of Article Thirteenth, and (B) for so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders at least eighty percent (80%) of the shares of Class B Common Stock outstanding at the time of such vote, voting as a separate series, shall be required to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, (i) Section 2.1 of Clause (A) of Article Fourth (only with respect to the number of votes for each share of Class B Common Stock held), (ii) Section 3.1 of Clause (A) of Article Fourth (with the exception of Section 3.1.6) or (iii) this clause (B) of Article Thirteenth.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 14th day of December, 2020.

By:	/s/ David E. Stephenson
David E. Stephenson
Chief Financial Officer

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